Exhibit 10.2

Execution Version

CERTAIN PORTIONS OF THIS EXHIBIT AS FILED VIA EDGAR HAVE BEEN OMITTED. OMITTED INFORMATION HAS BEEN REPLACED IN THIS EXHIBIT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***].”

sEPARATION agreement

This Separation Agreement (“Agreement”) is entered into by and between Fusion Fuel USA, Inc., a Delaware corporation (“FFUSA”), Fusion Fuel Green PLC, an Irish public limited company (“FFG”) (FFUSA and FFG, collectively referred to herein from time to time, the “Companies” and each individually referred to herein from time to time as the “Company”) and Jason Baran (the “Executive”), signed as of the date set forth opposite each such Party’s signature below. The Companies and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Executive is currently employed by the Company as the Co-President of the FFUSA and the Chief Commercial Officer of FFG and is serving as a member of the executive committee of FFG’s Board of Directors (the “Board”); and

WHEREAS, the Executive and the Companies entered into the Employment Agreement, dated January 1, 2022 (the “Employment Agreement”);1 and

WHEREAS, the Executive and FFG entered into certain equity award agreements under FFG’s 2021 Equity Incentive Plan (the “Incentive Plan”), as amended, providing for grants of inducement time-based Restricted Stock Units, dated January 1, 2022 (the “Inducement RSU Award Agreement”), inducement time-based Stock Options, dated January 1, 2022 (“Time-Based Option Award Agreement”), and inducement performance-based Stock Options, dated January 1, 2022 (the “Performance-Based Option Award Agreement”, collectively with the Time-Based Option Agreement, the “Inducement Option Award Agreements”), some of which are unvested and unexercised as of the date hereof, as more specifically set forth on Exhibit A hereto (collectively, the Inducement RSU Award Agreement and the Inducement Option Award Agreements shall be referred to as the “Inducement Award Agreements”); and

WHEREAS, the Employment Agreement contains confidentiality, non-disparagement, cooperation, return of property, ownership of inventions, works for hire, and enforcement of covenants provisions that the Parties agree survive the Executive’s separation from the Companies and remain in full force and effect as set forth in Section 13 below; and

WHEREAS, the Companies and the Executive believe it is appropriate and in their mutual best interests to transition the Executive’s positions as Co-President of FFUSA and the Chief Commercial Officer of FFG and for the Executive’s employment to terminate effective June 2, 2023 (the “Separation Date”) and for the Executive to resign from the Executive Committee of the Board effective on the Separation Date; and

WHEREAS, the Executive agrees to perform the Transition Services (as defined below) from the Separation Date of this Agreement through the thirtieth (30th) day immediately following the Effective Date (the “Transition Period”); and

WHEREAS, the Parties desire to set forth the Executive’s separation benefits and obligations and to finally, fully and completely resolve, subject to and consistent with the terms of this Agreement, all matters arising from or relating to the Executive’s employment and separation from employment, any benefits, bonuses and compensation connected with such employment; and

__________________________

1 Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement.

separation agreement

Execution Version

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, including the recitals and exhibits each and all of which are expressly incorporated as if fully set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                   End of the Executive’s Employment and Transition.

(a)                Separation Date. The Parties agree that on the Separation Date the Executive’s employment with the Companies shall terminate and his resignation from the executive committee of the Board shall be effective. The Executive shall execute all reasonable documents and take such further steps as the Companies reasonably determine may be required to effectuate the Executive’s separation from the Companies. The Executive shall not perform any work except as set forth in this Agreement, and shall not make any representations or execute any documents, or take any other actions, on behalf of the Companies on or after the Separation Date. The Executive and Companies may not execute this Agreement prior to the Separation Date.

(b)                Transition Services. During the Transition Period, the Executive agrees to provide Transition Services (as defined herein) during regular business hours and to cooperate fully and provide additional assistance as reasonably requested by the Companies and consistent with this Section 1. Specifically, the Executive agrees to, to the extent requested by either FFG or FFUSA: (i) inform the Companies of all activities in which the Executive was involved for the Companies prior to the Separation Date and of the status of any Company projects; (ii) transfer or otherwise make available to the Companies, to the extent possible, the Executive’s knowledge and experience regarding the Executive’s duties; (iii) use good faith efforts to accomplish a smooth transition of the Executive’s responsibilities and to cooperate with the Companies through the Transition Period; and (iv) comply with this Agreement, and to act in good faith at all times in performing the Transition Services (defined below). The services described in Sections 1(b) and 1(c) of this Agreement are referred to collectively as the “Transition Services”. The Parties agree to use their commercially reasonable efforts to schedule the performance of any Transition Services at times that are mutually convenient for each Party and the Companies will use its commercially reasonable efforts to provide reasonable notice to the Executive when any Transition Services will require a specific time commitment from the Executive. For clarity, the Transition Services shall exclusively be with respect to transition of duties and the Executive’s knowledge of operations on or prior to the Separation Date. The Executive acknowledges and agrees that the Executive shall receive no additional compensation for time spent assisting the Companies pursuant to Sections 1(b) and 1(c) other than the compensation and benefits provided for in this Agreement and reimbursement of any business expenses incurred in connection with the Transition Services. The Executive may provide the Transition Services remotely. The number of hours that the Companies’, in aggregate, request the Executive to perform the Transition Services shall not exceed 40 hours per month.

(c)                Deliverables. As part of the Transition Services and during the Transition Period, the Departing Persons (defined below) will jointly make good faith efforts to provide the following:

(i)       Prepare a bullet-point summary form of transition memorandum outlining the following:

A. A commercial team and individual capability review of the commercial team members, identifying strengths and gaps in project origination, development, and project delivery; and;

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Execution Version

B. Recommendations for commercial strategy outside of the [***] (including target geographies, end-use applications, partnership opportunities, etc.) and team structure, including in-house and third-party resourcing;

(ii)       Prepare a bullet point summary list of all on-going projects that the Executive is currently engaged in the Company (whether related to clients of the Companies or otherwise), partnerships and potential financing partner discussions (excluding [***]) and connecting the contact with the person designated by FFG; and

(iii)       Executive shall make himself reasonably available to participate in up to five (5) 60-minute scheduled conference calls with select Executive Committee and Board members (to the extent practicable, such calls will be scheduled with one or more of Alla Jezmir, Theresa Jester, and Frederico de Chaves, and such other persons as agreed to by the Parties) to discuss the points highlighted in the transition memorandum and the list of on-going projects, each as set forth in Clauses (i) and (ii) above, in each case as reasonably requested by FFG on no less twenty-four (24) hours’ notice and only during reasonable business hours based on eastern time.

(d)                [***]. The Parties agree that Executive and Zachary Steele (collectively, the “Departing Persons”) [***].

Without limiting the foregoing or any other provision of this Agreement, and subject to the Executive’s compliance with the terms of this Agreement, each of the Companies, as of the Separation Date, expressly (i) approve all actions of the Executive with respect to the [***], up to and through the Separation Date; (ii) approve the Departing Persons moving forward with the [***] in their individual capacities, [***] from the Separation Date forward; and (iii) waive any restrictive covenants that may be applicable to the Executive (including but not limited those under Section 7(a) – (c) of the Employment Agreement) for any and all activities relating [***], whether occurring before or after the Separation Date, except for the Surviving Provisions. The Executive expressly reaffirms his ongoing obligations under the Surviving Provisions, as modified by this Agreement.

[***] and all copies of all files (including electronic files), materials, domain name, intellectual property of any kind, equipment of any kind, and documents of any kind (including without limitation, agreements, spreadsheets, studies, and forecasts) that the Companies provide or make available in connection with the [***], and not retain or distribute copies of any of the foregoing, or use in any way any information contained therein after [***].

The Executive represents that he understands and acknowledges his general release of, and covenant not to sue, the Company Released Parties (defined below) is in no way dependent [***]. Similarly, each of the Companies represents that it understands and acknowledges that its release of, and covenant not to sue, the Executive Released Parties (defined below) is in no way dependent [***]. Each of the Parties further represents that such Party will not assert, including without limitation in any proceeding of any kind, that the failure of the [***] invalidates in any way such Party’s release of, and covenant not to sue.

(e)                Material Non-Public Information. During the Transition Period, the Companies shall use their commercially reasonable efforts to not disclose any material nonpublic information (“MNPI”) to the Executive in connection with his performance of the Transition Services and the Companies shall mark any materials that are delivered as a part of the negotiation of the contribution described in Section 1(d) as MNPI to the extent such contain MNPI. To the extent the Companies inadvertently (or otherwise) discloses MNPI to the Executive after the Separation Date, FFG shall promptly notify the Executive.

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Execution Version

2.                   Payments.

(a)                Final Pay. FFUSA shall continue to pay the Executive his base salary through the Separation Date pursuant to the Employment Agreement in accordance with its normal payroll practices, and following the Separation Date, shall pay the Executive for all base salary earned but unpaid through the Separation Date in accordance with its normal payroll practices, and all accrued but unused vacation days through the Separation Date in accordance with FFUSA policy, payable with the Executive’s final payroll following the Separation Date. The Executive will be eligible to participate in the FFUSA’s benefit plans through the Separation Date in accordance with the applicable benefit plan documents and FFUSA shall, within thirty (30) days of the Separation Date, make contributions to the Executive’s retirement account, in accordance with the applicable plan documents and the obligations under the Employment Agreement. FFUSA will also reimburse the Executive for all reasonable and documented business expenses and benefits incurred and submitted to FFUSA in the same manner and on the same basis as was the business practice of FFUSA and Executive prior to the Separation Date and as required by the Employment Agreement.

(b)                Transition Benefits. Provided that the Executive executes and does not revoke this Agreement, and subject to the Executive’s material compliance with the terms of this Agreement, and subject to the terms of this Agreement, in consideration of the Executive’s execution of this Agreement and promises herein, and his general release of claims against the Companies, as described in Section 3 below, the Parties agree as follows:

(i)                 Transition Pay. FFUSA will pay the Executive a transition payment in the aggregate amount of $32,500.00 (“Transition Payment”), minus lawful taxes and withholdings, payable in equal installments on June 15, 2023 and June 30, 2023.

(ii)               Business Expenses. FFUSA shall reimburse the Executive for all reasonable and documented business expenses incurred during the Transition Period in the same manner and on the same basis as was the business practice of FFUSA and Executive prior to the Separation Date and as required by the Employment Agreement, provided that such shall not include any business expenses incurred with respect to the [***].

(iii)             Benefits. The Executive shall be entitled to continued participation in FFUSA’s retirement benefits and, subject to the terms of the benefit plans and Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), FFUSA’s insurance benefits, including medical, dental, life and disability, that covered Executive (and the Executive’s eligible dependents) during employment, during the Transition Period at FFUSA’s sole expense. FFUSA shall reimburse Executive for expenses Executive incurs for benefits incurred during the Transition Period, such reimbursement to be in the same manner and on the same basis as was the business practice of FFUSA and Executive prior to the Separation Date. After the Transition Period, Executive shall be entitled to elect continuation coverage COBRA at Executives expense.

(iv)              Additional Equity Award. Within fifteen (15 days) of the Effective Date, FFG shall grant to Executive an award of 28,736 restricted stock units (“Separation RSUs”) having a grant date fair market value per Separation RSU equal to one Share (as defined in the Employment Agreement) of FFG, determined based on the closing price of the Shares listed on an established securities exchange as of May 18, 2023 (such closing price being $3.48). The Separation RSUs (a) shall vest upon the earlier of (i) the date [***] and (ii) the 1st anniversary of the Effective Date, so long as Executive is then in material compliance with this Agreement; and (b) shall be subject to a separate award agreement consistent with this Agreement (the award agreement granting the Separation RSUs, together with the Inducement Award Agreements, collectively, the “Award Agreements”). [***]. Prior to the vesting of the Separation RSUs, FFG shall take the necessary steps to register the Shares issuable with respect to the Separation RSUs so that Executive may sell such Shares on an established securities exchange upon their vesting.

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Execution Version

(v)                Vesting and Market of Equity Awards. Notwithstanding the provisions of the Award Agreements, (a) Schedule 1 of the Inducement RSU Award Agreement is hereby amended as of the Effective Date (as summarized in Exhibit A hereto) to provide that any RSUs thereunder that are unvested as of the Separation Date shall vest upon the earlier of (i) the date [***] and (ii) the 1st anniversary of the Effective Date, so long as Executive is then in material compliance with this Agreement. Notwithstanding the provisions of the Award agreements, (x) FFG shall issue to Executive, no later than the Effective Date, Shares in exchange for all vested restricted stock units held by Executive as of the Effective Date; (y) FFG shall, within thirty (30) days of the vesting of any restricted stock units held by Executive after the Effective Date, issue to Executive Shares in exchange for all such vested restricted stock units then held by Executive; and (z) subject in each case to Executive not possessing MNPI, the Board shall approve Executive’s sale of all vested Shares held by Executive such that Executive may sell all vested Shares held by Executive within five (5) days of any issuance.

The benefits set forth in this Section 2(b) are referred to herein as the “Transition Benefits.” The Executive shall be responsible for the payment of all applicable taxes with respect to the Transition Benefits.

(c)                Other than the compensation and payments provided for in this Agreement, the Executive shall not be entitled to any additional compensation, bonuses, vacation pay, PTO, payments, grants, options or benefits of any kind under any agreement or any benefit plan, equity, long term incentive plan, profit sharing, short term incentive plan, severance plan or bonus, any other incentive program established by the Company, or otherwise.

3.                   Mutual Release of Claims.

(a)                Release of Claims by the Executive. In consideration of the promises and consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which the Executive acknowledges, the Executive, on the Executive’s own behalf and on behalf of the Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns, and anyone claiming by, under, or on behalf of the Executive (collectively, the “Executive Releasing Parties”) hereby fully and forever generally waives, generally releases, generally extinguishes and generally discharges each of FFUSA and FFG, each of their respective past, present and future owners, officers, directors, executives, representatives, successors, assigns, parents, affiliates, subsidiaries, insurers, employees, and plan fiduciaries (each, a “Company Released Party” and collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, charges, action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities of any kind or nature whatsoever (collectively, the “Claims”), whether fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, equity, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages and relief, which any of the Executive Releasing Parties have, had or may have against any of the Company Released Parties, including without limitation, all Claims relating to or arising out of any matter relating to Executive’s employment and association with the Companies arising on or before the date this Agreement is executed by the Executive. Such released Claims include, without limitation,

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Execution Version

(i) all Claims arising out of or in connection with, or in any way related to the Executive’s employment, the Employment Agreement, compensation, equity, bonuses, commissions, incentive compensation, payments, vacation, leaves of absence, alleged payments, benefits, employment contracts, terms and conditions of employment, severance pay, (ii) all Claims arising at law or equity or sounding in contract (express or implied) or tort, or any other legal theory, including, without limitation, Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, (iii) Claims arising by statute, common law or otherwise, including, without limitation, all Claims arising under any federal, state, local, county, administrative or municipal laws of any jurisdiction, and (iv) Claims for discrimination, harassment, sexual harassment or retaliation and all Claims arising under any laws that prohibit discrimination, harassment or retaliation based on age, sex, gender, pregnancy, sexual orientation, race, color, ancestry, national origin, alienage or citizenship status, religion, creed, disability, medical leave, military status, veteran status, marital status, genetic information, the filing of or intent to file a workers’ compensation claim, or any other protected trait, characteristic, or activity, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act. The Executive represents that the Executive has not filed any complaints, charges or lawsuits against the Companies with any governmental agency or any court based on Claims that are released and waived by this Release. This release by the Executive is a General Release, subject to Section 3(c).

The Executive represents and warrants to the Companies that he has not filed any charge, claim, Proceeding, or lawsuit against the Companies, or any Company Released Parties, with any governmental agency or court and that he will not institute any actions against the Companies or any Company Released Parties for any reason (in each case, based on the Claims released hereunder), except that he may file a charge with the EEOC or any other governmental agency, to the extent permitted by law, concerning claims of discrimination, and he may participate in any manner in an investigation, hearing or proceeding. However, to the full extent permitted by applicable law, he waives his right to recover any damages or other monetary relief in any claim or suit brought by him or the EEOC or any other federal, state, or local agency on his behalf, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act, or any other federal, state, local, or municipal discrimination law.

(b)                By the Companies. In consideration of the promises and consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which the Companies acknowledge, each of FFUSA and FFG, joint and severally, on behalf of itself and all of its current parents, divisions, subsidiaries, affiliates, joint venture partners, and affiliated companies, and their present and former owners, executives, officers, directors, successors, and assigns (collectively, the “Company Releasing Parties”), fully and forever, releases, waives, and forever discharges, the Executive and the Executive’s heirs, executors, and estate (the “Executive Released Parties”), from any and all claims, rights, demands, debts, obligations, actions, causes of action, losses, charges, suits, controversies, setoffs, affirmative defenses, counterclaims, costs, fees, and all liability whatsoever, or any kind of damages and relief, whether known or unknown, fixed or contingent, in all cases relating solely to or arising out of the Executive’s employment with the Companies, or separation from employment, which the Company Releasing Parties have, had, or may have in any jurisdiction against the Executive Released Parties arising on or before the date this Agreement is executed by the Companies. Each Company represents and warrants that the Company has not filed any complaints, charges or lawsuits against the Executive, and that they will not institute any claims against the Executive or the Executive Released Parties based on the claims which the Companies are releasing under this Agreement. As of the Separation Date, the current Board and senior management of the Companies are presently unaware of any complaints, charges or lawsuits brought by any Company Releasing Party against the Executive. This release by the Companies is subject to Section 3(c).

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Execution Version

(c)                Claims Excluded from Release. Notwithstanding the above, the Parties agree that the Parties’ respective release of claims and covenant not to sue shall not include any of the following claims or rights:

(i) Vested benefits the Executive may have under any employee benefit plan subject to ERISA and any rights (whether vested as of the Effective Date or that become vested hereafter) the Executive may have under the Award Agreements.

(ii)       Any indemnification rights or rights to claims under director and officer insurance Executive may have under each Company’s by-laws, applicable insurance, this Agreement or any other written agreement between the Parties.

(iii)       Any claim which may not be waived by applicable law.

(iv)       The Parties’ obligations (including representations) under this Agreement.

(v)       Any claims arising after the date this Agreement is executed by the respective Party.

(vi)       Any claim which the Executive, as of the date of signing this Agreement, may have solely as a stockholder of the FFG. The Executive is presently unaware of any facts or circumstances that would support a claim by the Executive as a stockholder.

(vii)       Claims a Company Releasing Party may have against the Executive based on fraud, theft, or diversion of Companies’ assets or funds for non-Company purposes. The Board and senior management of the Companies are presently unaware of any facts or circumstances that would support a claim by the Companies against the Executive based upon fraud, theft, or diversion of assets or funds for non-Company purposes.

4.                   No Interference. Nothing in this Agreement is intended to interfere with a Party’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Parties acknowledge that nothing in this Agreement (a) is intended to interfere with a Party’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), the Securities Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), any state human rights commission, or any other government agency or entity charged with enforcement of any laws, (b) limits the Executive’s right to challenge the validity of the waiver of claims under the ADEA, or (c) limits the Executive from exercising rights, if any, under Section 7 of the NLRA to engage in protected, concerted activity with other employees. In making such disclosures, a Party need not seek prior authorization from the other Party, and is not required to notify the other Party of any such reports, disclosures or conduct. However, by executing this Agreement, the Executive hereby waives the right to recover any damages or benefits in any proceeding the Executive may bring before the EEOC, the NLRB, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, NLRB any state human rights commission, or any other government agency or entity on the Executive’s behalf with respect to any Claim released in this Agreement; except for any right the Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

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Execution Version

5.                   Return of Company Property. As of the later to terminate of the Transition Period and [***], to the extent [***], the Executive shall, to the extent not previously returned or delivered, without copying, transferring to any third party (other than [***]), or retaining any copies: (a) return all equipment, records, files, including electronic files, documents, data, computer programs, programs or other materials and property in the Executive’s possession which belong to the Companies or any one or more of their affiliates, including, without limitation, all computer access codes, credit cards, cell phones, laptops, computers and related equipment, keys and access cards; and (b) deliver all original and copies of Confidential Information (defined below) notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on the Executive’s personal computer or any other media) that relate or refer to (1) the Companies or any one or more of their affiliates, or (2) the Companies or any one or more of their affiliates’ Confidential Information, financial information, financial data, financial statements, personnel information, business information, strategies, sales, customers, suppliers or similar information. As of the later to terminate of the Transition Period and [***], and for clarity, the Parties agree that the Executive shall remove from Executive’s cell phone and tablet all Company owned information and all information relating to the Companies’ clients (other than to the extent such has been transferred [***]) and provide FFG with a certification of Executive’s compliance with this Section 5. Should the Executive later discover additional items described or referenced in subsections (a) or (b) above, the Executive will promptly notify the Company and return/deliver such items to the Company. The Executive agrees to execute any such documents reasonably requested by the Company confirming that the Executive has complied in all regards with this Section 5. The Parties agree that Sections 7(e) of the Employment Agreement shall continue to apply in full to the Parties, except that (i) the confidentiality provision shall not apply with respect to Confidential Information disclosed [***]); and (ii) to the extent the provisions of this Section 5 are inconsistent with Section 7(e) of the Employment Agreement, this Section 5 shall control.

The Executive is notified in accordance with the Defend Trade Secrets Act of 2016 that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive is further notified that if he files a lawsuit for retaliation by an employer for reporting a suspected violation of law, he may disclose the employer’s trade secrets to her attorney and use the trade secret information in the court proceeding if he: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

6.                   Representations. The Executive represents and acknowledges that, upon the Company meeting its obligations set forth in Section 1(a) of this Agreement, he has been paid all monies and compensation of any kind for services that he performed as an employee or otherwise for and on behalf of the Companies, and received all benefits, to which he would be or could be entitled from the Companies, with the sole exception of monies and benefits contemplated by this Agreement. The Executive also represents and acknowledges that: (1) he is and has been in full compliance with the terms of the Employment Agreement; (2) he has not used, shared, copied or distributed any Confidential Information other than in the performance of his duties to the Companies during the Term or with respect to [***]); and (3) he is not aware of any claims, complaints, proceedings, or actions of any kind against the Companies or against any of the Company Released Parties; each of the Companies jointly and severally represent and acknowledge that (1) it is and has been in full compliance with the terms of the Employment Agreement; and (2) Board and senior management of the Companies are not aware of any claims, complaints, proceedings, or actions of any kind against the Executive or against any of the Executive Released Parties.

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Execution Version

7.                   Reckless or Malicious Untrue Statements; Non-Disparagement. The Executive agrees to refrain from making any reckless or maliciously untrue statements regarding the Companies (including, without limitation, statements concerning their operations and/or their current, former, or future officers, directors or employees), either oral or written, to any individual or entity. The Executive further agrees to not intentionally make, or assist or cause others to make, publish or, communicate to any person or entity or in any public forum any defamatory remarks, comments, or statements concerning the Companies, or their employees, directors, or officers now or in the future. Nothing in this Agreement shall prohibit the Executive from providing accurate information to any court or governmental entity, or to any person or organization in response to legal process or as otherwise required by law. Further, nothing in this Agreement is intended to waive any statutorily protected rights, including any rights under Section 7 of the National Labor Relations Act (NLRA) or similar state law, that the Executive may have, including engaging in protected concerted activity regarding the terms and conditions of his employment, and using information regarding the terms and conditions of his employment (except where such information was entrusted to the Executive in confidence as part of his job duties). The Parties agree that Section 7(d) of the Employment Agreement shall continue to apply in full to the Parties. To the extent the provisions of this Section 7 are more restrictive on the Executive than Section 7(d) of the Employment Agreement, the provisions of Section 7(d) shall control.

8.                   Confidentiality. Each of the Parties agree that, as a condition of this Agreement, such Party shall not disclose or cause to be disclosed, publicized, published, referred to or in any other manner communicated to or with any other person, the terms or provisions of the Agreement (or the events leading up to its execution), or any information exchanged between the Parties in connection with this Agreement, except to (i) such Party’s attorneys, spouse or domestic partner, and tax or financial advisor(s), who such Party warrants in consideration of the benefits that such Party will receive as a result of entering into this Agreement, agrees to abide by this “Confidentiality” clause; (ii) such persons [***]) that are subject to equal or more restrictive confidentiality or non-disclosure agreements as this “Confidentiality” clause; or (iii) as required by law or court order. The applicable Party shall instruct the individuals identified in the preceding sentence to adhere to this confidentiality provision. Nothing in this Agreement is intended to waive any statutorily protected rights, including any rights under Section 7 of the NLRA or similar state law, that the Executive may have, including engaging in protected concerted activity regarding the terms and conditions of his employment, and using information regarding the terms and conditions of his employment (except where such information was entrusted to the Executive in confidence as part of his job duties).

9.                   Cooperation. The Parties agree that Section 7(h) of the Employment Agreement shall continue to apply in full to the Parties, except that, solely for purposes of Section 7(h) of the Employment Agreement and solely to the extent this Agreement remains in effect, the “Restricted Period” for purposes of Section 7(h) shall mean the Term and shall continue thereafter until the earlier to occur of (a) the three (3) month anniversary of FFG’s filing of audited financial statements with the United States Securities and Exchange Commission for fiscal year 2023 and (b) August 1, 2024.

10.               Breach. Each of the Parties fully understands that any material violation of the terms of this Agreement by a Party shall be deemed to be a breach of the entire Agreement by such Party and, to the extent such breach is not cured within five (5) business days of, upon purported breach by Executive, one of the Companies providing Executive with notice of Executive’s breach or, upon purported breach by a Company, Executive providing the Companies with notice of one of the Company’s breach, such breach shall be considered a material breach of this Agreement and the non-breaching party shall have all rights to legal and equitable remedies available to such Party. For avoidance of doubt, a breach by one of the Companies shall not effect the obligations of the other Company to the Executive. In the event of a breach, a court may award the prevailing party, in addition to all available damages and relief, (i) some, all or none of the prevailing party’s reasonably incurred attorneys’ fees and costs; (ii) some, all, or none of the prevailing party’s reasonably incurred experts’ fees and costs; and (iii) some, all or none of the court fees and expenses.

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Execution Version

11.               Indemnification; D&O Insurance. Each Company shall indemnify the Executive to the maximum extent permitted by the General Corporation Law of the State of Delaware and the laws of Ireland, as applicable, for all actions taken by Executive during the Term. The Parties acknowledge that the Company has a Primary Directors and Officers Liability Insurance Policy, of which the Executive has a copy, and the Company represents and warrants that at all times during the Term, and while potential liability exists, each Company shall maintain, at its own expense, directors’ and officers’ liability insurance providing commercially reasonable coverage and, upon request, the Companies shall provide copies of the coverage then in effect to the Executive.

12.               Public Announcements. The Parties agree to develop and agree on an overall plan for the announcement of the Executive’s separation to the public and to employees, and the Companies shall not release the press release or make any public announcement regarding the Executive’s transition and separation until the Executive has approved in writing such press release and/or public announcement, which approval shall not be unreasonably withheld, conditioned or delayed. The Executive agrees not to speak with the press or make any press release or make any public announcement, except to the extent the Executive’s comments are consistent with the press release announcing the Executive’s transition and separation from the Companies, without the prior written consent of FFG (such consent not to be unreasonably withheld, conditioned or delayed), with respect to the Executive’s termination of employment and transition, provided, however, that the foregoing shall not prohibit any communications that are required by applicable law, by any governmental or regulatory or self-regulatory agency, or that are a part of normal reporting, rating or review procedures or fundraising, marketing, information or reporting activities of any stockholder of FFG.

13.               Surviving Provisions. The Executive and each of the Companies agree that Section 7 (Restrictive Covenants, including the Non-Disparagement, Confidentiality; Return of Property, Ownership of Inventions, Works for Hire, Cooperation, and Enforcement of Covenants Subsections) of the Employment Agreement, and the Award Agreements, in each case as revised by this Agreement and the Exhibits hereto, (collectively, the “Surviving Provisions”) shall survive the termination of the Executive’s employment and shall remain in full force and effect as set forth in the Employment Agreement and Award Agreements, as revised by this Agreement and the Exhibits hereto. Notwithstanding the foregoing, the Parties agree that the Restrictive Period for purposes of Section 7 of the Employment Agreement shall terminate upon the Separation Date as though Executive is terminated without Cause and each Company hereby waives any right for it to elect to increase the Restrictive Period for the Additional Period.

14.               Controlling Law and Venue; Disputes; Waiver of Jury Trial. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Delaware, without regard to any conflict of law principles. The Companies and the Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties. Exclusive venue of any claim or dispute shall be in a state district court of competent jurisdiction in New Castle, Delaware, or the United States District Court for the District of Delaware, and the Executive consents to the jurisdiction of such courts. The Parties agree to attempt to resolve any disputes arising under or related to this Agreement amicably, including with the assistance of a mediator as may be appropriate. Notwithstanding the foregoing, nothing shall prevent the Parties from seeking injunctive, declaratory, and other relief as may be appropriate.

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Execution Version

With respect to any dispute between the Executive and the Companies arising out of, in connection with or in any way related to this Agreement, the Executive agrees to resolve such dispute(s) before a judge without a jury. EXECUTIVE has knowledge of this provision and AGREES TO hereby waivE EXECUTIVE’s right to trial by jury and agrees to have any dispute(s) arising between the Companies and the Executive arising out of, in connection with or in any way related to this Agreement resolved by a judge of a competent court in New Castle County, Delaware, OR THE UNITED sTATES dISTRICT COURT FOR THE DISTRICT OF delaware sitting without a jury.

15.               Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect. Upon any finding by any government agency or court of competent jurisdiction that Section 3 is illegal, invalid, or unenforceable in any respect, the Executive and each of the Companies agree to execute a valid and enforceable release consistent with Section 3(a) and Section 3(b), respectively.

16.               Knowing and Voluntary Waiver of Age Claims; Time for Consideration. The Executive, by the Executive’s free and voluntary act of signing below, acknowledges that (a) the Executive has been given a period of 21 days (“Review Period”) to consider whether to agree to the terms contained in this Agreement, (b) the Companies are advising and have advised the Executive in writing (i.e., through this Agreement) to consult with an attorney of the Executive’s own choosing at the Executive’s cost, regarding the effect of this Agreement, and the Executive has had a reasonable opportunity to do so, and has done so, (c) the Executive understands that this Agreement specifically releases and waives all rights and claims the Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which the Executive signs this Agreement, (d) that the Executive is receiving valid consideration for this Agreement that is in addition to anything of value to which the Executive is otherwise entitled, and (d) the Executive understands the terms of this Agreement and knowingly and voluntarily agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Parties agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period. The Executive may execute this Agreement anytime during the Review Period. The Executive shall return the executed copy of this Agreement to the Companies, ATTN: Frederico Chaves; E-mail: fchaves@fusion-fuel.eu, before the end of the Review Period. If the Executive does not execute this Agreement before the expiration of the Review Period, then the Agreement is withdrawn without notice and the Companies’ offer to provide the benefits provided for in Section 2 will become null and void.

The Executive shall have seven (7) days following his execution of the Agreement to revoke his execution of the Agreement. During the seven-day period, the Executive may revoke the Executive’s execution of this Agreement by indicating in writing to the Companies, ATTN: Frederico Chaves; E-mail: fchaves@fusion-fuel.eu, the Executive’s intention to revoke before the end of such (“Revocation Period”). If the Executive exercises the Executive’s right to revoke hereunder, the Executive shall forfeit the Executive’s right to receive the consideration provided for in Section 2(b) of this Agreement. This Agreement shall not become effective until the seven-day revocation period has passed without the Executive’s revocation and this Agreement has been signed by duly authorized representatives of the Companies, at which time, only to the extent the Revocation Period has passed without revocation, the effective date of this Agreement shall be retroactive to the Separation Date (the “Effective Date”).

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Execution Version

17.               No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Companies or the Executive of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, the Parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

18.               Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Companies and their respective successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Executive and his executors, administrators, heirs and estates. The Executive may not assign this Agreement and the Companies shall provide Executive with notice of assignment of this Agreement. The Company Released Parties and Executive Released Parties are third-party beneficiaries of this Agreement.

19.               Entire Agreement. This Agreement and the Exhibits constitute the entire agreement and understanding between the Parties with respect to the subject matters hereof, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by the Executive and a duly authorized representative of the Companies. This Agreement shall be interpreted as though the Parties contributed equally to its preparation.

20.               Disclaimer of Reliance. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

21.               No Waiver. Failure of a Party to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of a Party’s rights hereunder shall be effective unless it is in writing and signed by such Party. A Party’s waiver of any provision of the Agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Furthermore, no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

22.               Section 409A. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the Parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

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Execution Version

23.               Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.               Other Measures. The Parties agree to take all commercially reasonable measures, including signing additional documents that are mutually agreeable and not inconsistent with the terms of this Agreement, that are reasonable or appropriate to effectuate the purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page and Exhibits Follow]

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Execution Version

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	FUSION FUEL USA, INC.

/s/ Jason Baran	By:/s/ Frederico Chaves
Jason Baran
Date: 6/2/2023	Print Name and Title: Frederico Chaves
CFO & Director
Date: 6/2/2023

FUSION FUEL GREEN PLC

By: :/s/ Frederico Chaves

Print Name and Title: Frederico Chaves
CFO & Director
Date: 6/2/2023

Separation Agreement Signature Page